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                                                                    Exhibit 24.2


                                POWER OF ATTORNEY
          Teledyne Technologies Incorporated 1999 Non-Employee Director
                            Stock Compensation Plan
                         Form S-8 Registration Statement

         The undersigned director of Teledyne Technologies Incorporated, a Delaware corporation ("TDY"), does hereby constitute and appoint John T. Kuelbs and Melanie S. Cibik, or either of them, his true and lawful attorneys and agents, to execute, file and deliver a Registration Statement on Form S-8 (or other appropriate form) with respect to the Teledyne Technologies Incorporated 1999 Non-Employee Director Stock Compensation Plan, as amended ("Form S-8"), which registers up to an additional 200,000 shares of TDY's Common Stock, par value $0.01 per share, in his name and on his behalf in his capacity as a director of TDY as listed below, and to do any and all acts or things, in his name and on his behalf in his capacity as a director of TDY as listed below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable TDY to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission in connection with the Form S-8 (including without limitation executing, filing and delivering any amendments to the Form S-8 or prior Form S-8 filed with respect to the plan), and the undersigned does hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

         Witness the due execution hereof this February 27, 2003.



/s/ Charles Crocker                Director
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Charles Crocker